Exhibit 5.1

[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

December 18, 2008

BioSante Pharmaceuticals, Inc.

111 Barclay Boulevard

Lincolnshire, IL  60069

Re:  BioSante Pharmaceuticals, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BioSante Pharmaceuticals, Inc., a Delaware corporation (“BioSante”), in connection with the registration by BioSante of the offer and resale of 5,705,840 shares of the common stock, $0.0001 par value per share, of BioSante pursuant to BioSante’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof, on behalf of the certain selling stockholder named therein.  The shares consist of 5,405,840 shares of common stock (the “Agreement Shares”) that may be issued from time to time pursuant to a Common Stock Purchase Agreement, dated as of December 15, 2008 by and between BioSante and the selling stockholder (the “Agreement”) and up to 300,000 shares (the “Warrant Shares”) issuable by BioSante upon the exercise of an outstanding warrant dated December 15, 2008 (the “Warrant”) that was issued by BioSante to the selling stockholder in connection with the execution and delivery of the Agreement.

In acting as counsel for BioSante and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of BioSante, agreements and other instruments, certificates of officers and representatives of BioSante, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Agreement Shares and the Warrant Shares being registered for resale by the selling stockholder under the Registration Statement have been duly authorized, and when issued in accordance with the terms of the Agreement and the Warrant, as the case may be, and receipt by BioSante of the consideration required therein, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP